Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Olin Corporation:

We consent to the use of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our report with respect to the consolidated financial statements refers to Olin Corporation’s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, in 2006, the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006, and the provisions of Financial Accounting Standards Board’s Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005.

/s/ KPMG LLP

KPMG LLP
St. Louis, Missouri
January 29, 2008